Exhibit 99.1

Finjan Provides Shareholder Update for Full Year Fiscal 2016
Company to Host Conference Call on March 28, at 1:30 PM PT

EAST PALO ALTO, CA -- 03/27/17 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and a highlight of key accomplishments for the full year ended December 31, 2016.

Financial Highlights for the Fourth Quarter of 2016

•	110% increase in the fourth quarter revenue to $8.4 million

•	Achieved profitability with net income from operations of $3.9 million or $0.17 per share

Financial Highlights for the Full Year Fiscal 2016:

•	290% increase in fiscal 2016 revenue to $18.4 million

•	Ended the year with $13.7 million in cash

•	Net income from operations of $350,000 or $0.02 per share for fiscal 2016

Financial Highlights for First Quarter of 2017

•	Nearly $10 million of revenue generated to-date with Veracode license and resolution with Avast over a contract dispute on their acquisition of AVG

•	Redeemed and retired $3.9 million or 38,801 shares (38%) of Series A preferred stock as of March 16, 2017

"Fiscal 2016 represented a successful year, on many fronts, leading to a nearly 300% increase in our revenue and profitability for both the fourth quarter and full year. We achieved another trial victory and reached resolution in litigation with Proofpoint. We strengthened our outstanding track record with decisive final written decisions on 6 IPR reviews and are still averaging nearly 80% of all administrative challenges being denied institution.  Finally, we signed material license agreements with F5 and Veracode dropping more revenue to the bottom line,” said Phil Hartstein, President and CEO of Finjan Holdings. “We continue the momentum into the first quarter with nearly $10 million in revenue mostly driven by our resolution with Avast, and the quarter is not yet closed. With two positive jury verdicts, numerous settlements, a strong licensing pipeline, and a number of near-term catalysts in both our licensing and mobile segments we believe we are well positioned for a strong 2017 and beyond.”

IP Licensing and Enforcement:

•	Finjan and Avast end dispute with $7.745 million payment received in the first quarter

•	The value of Finjan's patents reinforced in six final written decisions by the Patent Trial and Appeal Board (PTAB);

•	Currently in more than 25 licensing negotiations, ongoing in various stages

Enforcement Update and Schedule:

•	Symantec (3:14-cv-02998-HSG, CAND SF) – Stay lifted on March 29, 2016, and trial date set for April 9, 2018;

•	Blue Coat Systems II (5:15-cv-03295-BLF, CAND SJ) – Trial date set for October 30, 2017;

•	ESET (3:16-cv-003731-JD, CAND SF) – Finjan filed two separate lawsuits against ESET and its affiliates; Germany trial date set for July 6, 2017; and,

•	Blue Coat Systems III (EP 0 965 094 B1 - 4c O 57/16) – Finjan filed its third lawsuit against Blue Coat in Germany on October 14, 2016 with trial date set for November 20, 2017
Emerging Mobile Security Business:

•
Gen3 mobile secure browser, VitalSecurityTM leveraging Finjan's existing patented inventions has had considerable traction with over 110,000 downloads to-date, over 900 reviews and a 4.5 out of 5 star rating

•	Gen3.5 will launch in April – start of revenue generation

•	Gen4, a premium offering with a VPN embedded, is expected in the third quarter of 2017

Advisory Services Business:

•	CybeRiskTM continues to establish its advisory services pipeline of engagements;
Analyst and Investor Call with Management
A conference call to discuss fourth quarter and full year 2016 results is scheduled for 1:30 p.m. Pacific Time on March 28, 2017. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on March 28, 2017 and can be accessed by dialing 1-844-512-2921 and providing access code 10002647. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com. All Finjan regulatory filings are available on the Securities and Exchange Commission (SEC) website at www.sec.gov, and can also be found at ir.finjan.com/all-sec-filings.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com